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                                                                 EXHIBIT (a)(17)

TUESDAY FEBRUARY 2, 3:37 PM EASTERN TIME
NOTE: This is a correction for a previous article.

COMPANY PRESS RELEASE

CORRECTION -- GLOBAL TELESYSTEMS GROUP, INC.

In HSTU013, GTS Announces Special Meeting of Shareholders Concerning Acquisition of Esprit Telecom Group, moved earlier today, we are advised by the client that the third graph, seventh line should read "and brokers may call 212-440-9800 (collect)" rather than "212-929-5500" as originally issued.